UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 14, 2013

BLACK ELK ENERGY OFFSHORE OPERATIONS, LLC

(Exact name of registrant as specified in its charter)

Texas	333-174226	38-3769404
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11451 Katy Freeway, Suite 500 Houston, Texas	77079
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (281) 598-8600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

On February 14, 2013, Black Elk Energy Offshore Operations, LLC (the “Company”) entered into a Contribution Agreement (the “February 14th Contribution Agreement”) with Platinum Partners Black Elk Opportunities Fund LLC (“PPBE”). On February 14, 2013, pursuant to the February 14th Contribution Agreement, the Company issued 500,000 Class E Units and 38,000 Class B Units to PPBE for an aggregate offering price of $0.5 million. The Company issued the Class E Units and Class B Units under the February 14th Contribution Agreement in reliance upon the exemption from securities registration afforded by Section 4(2) of the Securities Act of 1933, as amended, based on certain representations and warranties from PPBE.

On February 22, 2013, the Company entered into a Contribution Agreement (the “February 22nd Contribution Agreement”) with PPBE. Pursuant to the February 22nd Contribution Agreement, PPBE agreed to make, or cause its affiliates to make, a series of capital contributions to the Company in an aggregate amount of $29.5 million. On February 22, 2013, pursuant to the February 22nd Contribution Agreement, the Company issued 4,500,000 Class E Units and 342,000 Class B Units to Platinum Partners Value Arbitrage Fund L.P., the entity designated by PPBE to make a capital contribution to the Company and to receive Class E Units and Class B Units, for an aggregate offering price of $4.5 million. Pursuant to the February 22nd Contribution Agreement, on or about each of March 1, 2013, March 8, 2013, March 15, 2013, March 22, 2013 and March 29, 2013, PPBE, or its designee, will make a capital contribution to the Company and receive 5,000,000 Class E Units and 380,000 Class B Units, for an aggregate offering price of $25.0 million. The Company issued the Class E Units and Class B Units on February 22, 2013, and will issue all other Class E Units and Class B Units issued under the February 22nd Contribution Agreement, in reliance upon the exemption from securities registration afforded by Section 4(2) of the Securities Act of 1933, as amended, based on certain representations and warranties from PPBE or its designees.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 28, 2013

BLACK ELK ENERGY OFFSHORE OPERATIONS, LLC

By:	/s/ John Hoffman
	Name:	John Hoffman
	Title:	President and Chief Executive Officer